Exhibit 10.119

Indemnification Agreement
Dated 15 July 2011
Reynolds Group Holdings Limited
for the benefit and in favour of
the Indemnitees defined in Indemnification Agreement
(Netherlands)

THIS INDEMNIFICATION AGREEMENT is made on 15 July 2011
BY:
Reynolds Group Holdings Limited, a company registered in New Zealand whose registered office is at c/o Bell Gully (GJM), Level 22, Vero Centre, 48 Shortland Street, Auckland, New Zealand (“RGHL”);
IN FAVOUR AND FOR THE BENEFIT OF:
Each Indemnitee (as defined below).

BACKGROUND
A.	As part of the Reynolds group of companies (the “Reynolds Group”), each Netherlands Guarantor (as defined below) is a borrower, guarantor and/or a security provider (as relevant) in respect of the Reynolds Group’s existing financing arrangements (the “Existing Financing Arrangements”).

B.	It is currently intended that RGHL will indirectly acquire Graham Packaging Company Inc. (“GPC”) through the merger of an indirect wholly owned subsidiary of RGHL with and into GPC, with GPC surviving such merger and becoming an indirect wholly owned subsidiary of RGHL (the “Acquisition”).

C.	In order to fund the Acquisition and the associated costs and transactions required to effect the Acquisition, certain members of the Reynolds Group intend to incur additional indebtedness; in connection with this additional indebtedness, the Existing Financing Arrangements may be supplemented and/or amended (collectively, the “Financing Transactions”).

In addition, certain of the Netherlands Guarantors may be required to take certain steps as may be necessary or desirable to effect corporate restructuring(s) and other steps necessary or desirable to implement the Acquisition and may also participate in and take steps in connection with the acquisition of certain of the GPC entities, and associated steps to fund such acquisitions, by members of the Reynolds Group upon or following closing of the Acquisition, including, without limitation, by way of entry into any acquisition agreement(s), loan agreements, capital increases and/or any other related and necessary documents (the “Acquisition and Structuring Transactions”).

Furthermore, certain of the Netherlands Guarantors may be required to take certain steps as may be necessary or desirable to effect other acquisitions, dispositions, financings, refinancings or corporate restructurings in connection with any future acquisition, disposition, financing, corporate restructuring or any other transaction entered into by members of the Reynolds Group, including, without limitation, by way of entry into any acquisition agreement, indenture, credit or other financing agreement, intercreditor agreement, guarantee, security document, purchase agreement, registration rights agreement or any other document, or any joinder to, or amendment or affirmation of, such document (each such transaction, a “Prospective Transaction”, and collectively, the “Prospective Transactions”).

(The Financing Transactions together with the Acquisition and Structuring Transactions and the Prospective Transactions are, collectively, the “Transactions”, and the documents relating to the Transactions, are collectively, the “Transaction Documents”.)

D.	RGHL has agreed to provide an indemnity to the Indemnitees (as defined below) in respect of the Transactions, as further described below.
It is the intention of RGHL that this document be executed as an agreement (this “Agreement”) in favour and for the benefit of each Indemnitee.
THIS AGREEMENT WITNESSES as follows:
1.	Definitions
“Indemnitee” means each person listed in Part B of the Schedule to this Agreement and, after the date of this Agreement, any person serving as or elected to or appointed to serve as a director of a Netherlands Guarantor; and

“Netherlands Guarantor” means the companies listed in Part A of the Schedule to this Agreement.
2.	Indemnification
Subject to an Indemnitee complying with the procedures of clause 4 below, RGHL shall indemnify each Indemnitee against all legal expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) (collectively, the “Indemnified Liabilities”) incurred by an Indemnitee or on an Indemnitee’s behalf in connection with any proceeding resulting from or relating to decisions the Indemnitee made or any actions the Indemnitee took on behalf of a Netherlands Guarantor in his or her capacity as a director of that company in connection with any Transactions or the approval or execution of any Transaction Document or associated corporate authorization or resolutions or documents in relation to the Transactions.
3.	Limitations on Indemnification
Notwithstanding any other provision of this Agreement, an Indemnitee shall not be entitled to indemnification under this Agreement:
(a)	to the extent that such indemnification is not permitted by applicable laws; or

(b)	to the extent such Indemnified Liabilities are the result of the bad faith or wilful misconduct of the Indemnitee; or

(c)	to the extent that payment has or will be made to the relevant Indemnitee by a Netherlands Guarantor or any affiliate of RGHL otherwise than pursuant to this Agreement; or

(d)	in connection with any proceeding (or part thereof) or appeal in relation to a proceeding initiated by an Indemnitee, unless:
(i)	such indemnification is expressly required to be made by law,

(ii)	the proceeding was authorised by the shareholder(s) (or other decision making organ) of the relevant Netherlands Guarantor; or

(iii)	such indemnification is provided by the relevant Netherlands Guarantor, in its sole discretion, pursuant to the powers vested in the relevant Netherlands Guarantor under applicable law.
4.	Indemnification Procedure
(a)	To qualify for indemnification under this Agreement, each Indemnitee shall give RGHL notice in writing as soon as practicable of any proceeding in relation to that Indemnitee for which indemnification will or could be sought under this Agreement.

(b)	To obtain indemnification payments or advances under this Agreement, an Indemnitee shall submit to RGHL a written request therefore, together with such invoices or other supporting information as may be reasonably requested by RGHL and reasonably available to the relevant Indemnitee.

(c)	Subject to clauses 4 (b) and 4 (d), RGHL shall make such indemnification payment within 15 business days of receipt of such invoices and supporting information.

(d)	There shall be no presumption in favour of indemnification. If there is a dispute between RGHL and an Indemnitee as to whether that Indemnitee is entitled to indemnification, then independent legal counsel shall be selected by the board of directors of RGHL to make such determination. The selected independent legal counsel shall make such determination within 30 business days of being selected and the decision of such independent legal counsel shall be binding upon all RGHL and the relevant Indemnitee.

(e)	Subject to the procedures set out in clauses 4 (a), 4 (b), 4 (c) and 4 (d) of this Agreement the relevant Indemnitee is entitled to immediate relief and assistance in any way possible from RGHL for as far as direct actions against the relevant Indemnitee are taken in connection with any proceeding resulting from or relating to decisions the Indemnitee made or any actions the Indemnitee took on behalf of a

Netherlands Guarantor in his or her capacity as a director of that company in connection with any Transactions or the approval or execution of any resolutions or documents in relation to the Transactions. In case the procedures set out in clauses 4 (a), 4 (b), 4 (c) and 4 (d) of this Agreement lead to the conclusion that the relevant Indemnitee can not exercise any rights under the Agreement, the relevant Indemnitee shall reimburse any and all costs made by RGHL in relation thereto.
5.	Severability
If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law.
6.	Governing law
This Agreement shall be governed by and its provisions construed in accordance with Netherlands law.
7.	Amendments
No amendment or modification of this Agreement shall be effective unless it is approved in writing by each Indemnitee having the benefit of this Agreement.
8.	Continuation of Agreement.
This Agreement shall remain in effect in favour and for the benefit of each Indemnitee with respect to any action or failure to act of such Indemnitee during the term of service of such Indemnitee as a director of the relevant Netherlands Guarantor, whether or not the term of service of such Indemnitee has concluded.

IN WITNESS of which this Agreement has been executed and has been delivered on the date stated at the beginning of this Agreement for the benefit and in favour of each Indemnitee.
Reynolds Group Holdings Limited

/s/ Gregory Cole
Name:	Gregory Cole

/s/ FRamsay
Signature of witness

SECRETARY
Occupation

AUCKLAND
City of Residence

Schedule
Part A
Netherlands Guarantor
•	Closure Systems International B.V.

•	Reynolds Consumer Products International B.V.

•	Evergreen Packaging International B.V.

•	Reynolds Packaging International B.V.

Part B
List of Indemnitees
•	Gregory Alan Cole

•	Bryce MaCheyne Murray

•	Eleonora Jongsma

•	Orangefield Trust (Netherlands) B.V.

•	Thomas James Degnan